PRICING  SUPPLEMENT  Number 5, Dated         Filed  pursuant to Rule 424(b)(3)
January 11, 1999 (To Prospectus dated        Registration  No. 333-27297
August 6, 1997 and Prospectus Supplement dated November 4, 1997)

                                  $150,000,000
                                Tandy Corporation
                           Medium-Term Notes, Series B
                   Due Nine Months or More From Date of Issue

           6.15% Medium-Term Notes Due January 15, 2002 (the "Notes")

         The Notes being offered hereby are Medium-Term Notes, Series B of Tandy Corporation (the "Company"). The description in this Pricing Supplement of the particular terms of the Notes offered hereby supplements (and, to the extent inconsistent, replaces) and should be read in conjunction with the description of the general terms and provisions of the Company's Medium-Term Notes, Series B set forth in the accompanying Prospectus, dated August 6, 1997, and Prospectus Supplement, dated November 4, 1997, to which descriptions reference is made hereby. Terms used but not defined herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.

         The particulars relating to the Notes offered hereby are as follows:

Purchaser:                         Merrill Lynch & Co.

Specified Currency:                U.S. dollars

Aggregate Principal Amount of
Notes:                             U.S.$20,000,000

Original Issue Date:               January 12, 1999

Price to Public:                   100% of Aggregate Principal Amount of Notes

Agent's Commission Received
from the Company:                  0.35% of Aggregate Principal Amount of Notes

Net Proceeds to Company:           99.65% of Aggregate Principal Amount of Notes

Maturity Date:                     January 15, 2002

Denomination:                      U.S.$1,000 and integral multiples thereof

Form of Notes:                     Book-Entry

Fixed Rate Notes:                  Interest Rate:  6.15% per annum

                                   Interest Payment Dates:  On April 1 and

                                   October 1 of each year and at Maturity.

                                   Record Dates: March 15 and September 15 of each year

CUSIP Number:                      87538GAW2


         The Company and the Purchaser named above have entered into a terms agreement for the issue and sale by the Company and the purchase by the Purchaser of the Notes, which terms agreement incorporates by reference the terms of the Sales Agreement, dated November 4, 1997, among the Company, the Purchaser and the other Agents (as defined therein) party thereto.